Exhibit 10.73

Long-Term Incentive Overview

Long-Term Incentive Compensation Program Overview
Executive Awards Granted in 2025

There are three primary components of compensation at Fifth Third Bank: Base Salary, Variable Compensation (VC), and Long-Term Incentive Compensation (LTI). The following pages, the Fifth Third Bancorp 2024 Incentive Compensation Plan (“Plan”) and the applicable award agreements provide key details of the LTI program for awards granted in 2025. Please review this information carefully to understand how this element of your compensation will be awarded and delivered.

Compensation Philosophy at Fifth Third Bank
Fifth Third Bank pays for performance, both on an individual and a group basis (i.e. division or region). We structure our market-based compensation programs to target pay at the median of our peers for median performance and to provide upside and downside performance above and below median. We expect that our highest performers will receive a significantly larger share of cash incentive and long- term incentive awards with the lowest performers receiving little to no awards.
Awards to be granted to eligible employees in February of 2025 will be delivered as follows:

Band	Performance Shares	Restricted Stock Units
Bands A-B and Other Executives (including Category 1 Executives)	60%	40%

Long-Term Incentive Overview

2025 Performance Share Awards

Performance Shares – An Overview:
A Performance Share is a long-term incentive compensation vehicle granted pursuant to the Plan that gives participants the opportunity to receive a value subject to achievement of specific performance goals tied to the grant. The grant remains subject to forfeiture over a multi-year performance period with shares earned based on the achievement of the pre-determined performance metrics and goals set forth below.
The performance period for Performance Shares is three years. For grants made in February 2025 the performance period will run from Jan. 1, 2025 through Dec. 31, 2027, with payout, if any, occurring in February 2028 (as also outlined in the Award Agreement).

Performance Definition and Goals:
For Performance Shares, there are four performance criteria that are measured and assessed before any shares are earned:
•A core performance metric of Return on Average Common Equity (ROACE)
•Two threshold goals of Efficiency Ratio and Return on Tangible Common Equity (ROTCE)
•The Individual Risk Performance Evaluation.
ROACE and the Efficiency Ratio are used to determine payout levels. The ROTCE and Risk Performance Evaluation are used to determine whether portions of grants should be forfeited. Each metric and how it is measured is described below:

Return on Average Common Equity (ROACE)
The core performance metric for Performance Shares is Return on Average Common Equity (ROACE). Fifth Third Bancorp’s ROACE is measured against the Bank’s peer group as follows:
•Citizen’s Financial Group, Inc.
•Comerica Incorporated
•First Horizon Corporation
•U.S. Bancorp
•First Citizens Bancshares, Inc.
•Huntington Bancshares Incorporated
•KeyCorp
•M&T Bank Corporation
•PNC Financial Services Group, Inc.
•Regions Financial Corporation
•Truist Financial Corporation
•Zions Bancorporation

ROACE Calculation: the number of performance shares earned is dependent upon the ROACE achieved by Fifth Third Bancorp during the performance period commencing Jan. 1, 2025 and ending Dec. 31, 2027 relative to the Peer Group set forth above. For this purpose, ROACE is calculated as

Long-Term Incentive Overview

cumulative adjusted net income available to common shareholders divided by average adjusted Bancorp common shareholders’ equity during the performance period. Adjusted net income available to common shareholders shall be determined based upon the financial results for each of the three fiscal years during the performance period, adjusted for the following items if significant:
•Changes in tax laws, generally accepted accounting principles, or other laws or provisions affecting reported results
•Significant legal and regulatory settlements
•Asset write-downs, write-offs, dispositions, or sales resulting from a change in business strategy
•Mark-to-Market impacts on the Visa swap and gains associated with the redemption or sale of Visa shares
•Merger-related, restructuring, early debt extinguishment, and other-than-temporary impairment charges
•Gains or losses on securities

To the extent possible, the Human Capital and Compensation Committee (“the Committee”) also makes similar adjustments to the reported performances of peer group members to provide comparability between peer results and Fifth Third Bancorp. Peer performance resulting from their own significant transactions will be adjusted to maintain comparability.
Changes in the peer group resulting from M&A activity (e.g., a merger of peers, or a peer participating in an M&A transaction whereby they are not the surviving entity) will have an impact on the performance calculation. If such a change occurs, the Committee will review the situation, including time elapsed in each performance period to determine if the competitor should remain in the performance evaluation or be removed.
For performance periods where the peer or peers remain in the performance group, we will recognize the final reported financial performance of impacted peer(s) prior to the close of the M&A transaction, with any adjustments as noted above. The impacted peer(s) ROACE, will then be adjusted by the average change in overall remaining peer group’s performance throughout the performance period.
Average adjusted Bancorp common shareholders’ equity shall be determined based upon reported financial results for each of the three fiscal years during the performance period, adjusted to exclude accumulated other comprehensive income.
At the end of the three-year performance period, the percentile rank for ROACE will be determined based on cumulative adjusted results for Fifth Third Bancorp and the peer institutions above. The performance level payout will be determined according to the payout grid below.
Prior to payment, the Committee will certify the results achieved and will retain the ability to reduce the payout percentage at its discretion.

Efficiency Ratio
Efficiency Ratio is cumulative adjusted non-interest expense for the performance period divided by the cumulative adjusted revenue for such period based on reported financial results. The revenue adjustments exclude the same items as ROACE over the performance period. The Efficiency Ratio Performance Goal acts as a threshold goal and is applied following the end of the performance period.
The Efficiency Ratio Performance Goal works such that regardless of the percentage payout determined by the ROACE calculation, in order for the payout percentage to be above 100%, the average annual Efficiency Ratio during the performance period must be less than 65%. If the

Long-Term Incentive Overview

Committee certifies that average Efficiency Ratio during the performance period is higher than 65%, the maximum payout percentage for performance shares will be 100%.
For example: If Fifth Third Bancorp’s three-year cumulative ROACE performance places Fifth Third in 3rd ranking among peer banks and the Efficiency Ratio is less than 65%, the 2025 performance share award will payout at 150%. In this example, if Efficiency Ratio was higher than 65%, the payout would be capped at 100%.

Adjusted Return on Tangible Common Equity (ROTCE)
ROTCE means the adjusted return on tangible common equity of Fifth Third Bancorp. Returns are calculated as adjusted net income available to common shareholders for each of the three fiscal years during the performance period divided by average tangible common equity (TCE). TCE is calculated as the weighted average sum of reported average Bancorp shareholder’s equity less average preferred stock, goodwill, and intangible assets, other servicing rights (excluding mortgage servicing rights) and accumulated other comprehensive income for each of the three fiscal years during the performance period.
Adjusted net income available to common shareholders shall be determined based upon reported financial results for each of the three fiscal years during the vesting period, adjusted for the following items if significant:
•changes in tax laws, generally accepted accounting principles, or other laws or provisions affecting reported results
•significant legal and regulatory settlements
•asset write-downs, write-offs, dispositions, or sales resulting from a change in business strategy
•mark-to-market impacts on the Visa swap and gains associated with the redemption or sale of Visa shares
•merger-related, restructuring, early debt extinguishment, and other-than-temporary impairment charges
•gains or losses on securities

ROTCE for Fifth Third Bancorp for the fiscal year ending immediately prior to the anniversary date of the grant must meet or exceed 2 percent. If the ROTCE threshold is not met in any one of the three years during the performance period (2025, 2026, 2027), one-third of the Performance Share grant will be forfeited during the performance period. In addition, the Committee has discretion to forfeit up to 100 percent of all unvested grants of any type.

Individual Annual Risk Performance Evaluation
The vesting of LTI is also subject to an individual risk management performance vesting condition. A participant’s individual Annual Risk Performance Evaluation is completed by the chief risk officer of Fifth Third Bancorp. For any fiscal year ending during the vesting period for which a Participant receives a rating less than “Achieves” on the annual Risk Performance Evaluation, the Committee has the discretion on an individual case-by-case basis to forfeit up to 100 percent of the Performance Shares, and unvested RSUs. In making its decision, the Committee will take into consideration the magnitude of the event and the accountability level of the participant.

Long-Term Incentive Overview

Payout Grid
The payout calculation is an interpolated calculation in ranking vs. peers.

Rank	Payout Percentage	Rank	Ticker	ROACE	Payout
1	150%	1	Peer 1	14.06%	150%
2	150%	2	Peer 2	13.99%	150%
3	150%	3	Peer 3	13.96%	150%
4	Interpolated relative to top	4	Peer 4	13.40%	124%
5	quartile performance	5	Peer 5	13.19%	114%
6	100%	6	Peer 6	12.88%	100%
7	100%	7	Peer 7	12.81%	100%
8	Interpolated relative to bottom	8	Peer 8	12.42%	92%
9	quartile performance	9	Peer 9	10.53%	56%
10	0%	10	Peer 10	10.22%	0%
11	0%	11	Peer 11	9.74%	0%
12	0%	12	Peer 12	9.70%	0%

Threshold	Target	Maximum
50% Payout	100% Payout	150% Payout

Payout Example
Assumptions	Example 1	Example 2
ROACE Percentile Rank	3rd	3rd
Efficiency Ratio	62%	67%
Payout	150%	100%

Performance Shares Earned
Following the end of the performance period, the Committee shall determine the level of ROACE, ROTCE and Efficiency Ratio achieved during the performance period and will certify results as such. The actual number of Performance Shares earned, if any, will be determined by multiplying the participant’s number of granted Performance Shares by the percentage payout result according to the ROACE payout grid reduced as appropriate by the Efficiency Ratio.
The number of performance shares that will be earned are subject to additional performance- based vesting provisions discussed in the “Additional Information for all Types of LTI” section. It is possible earned shares can be further reduced for failure to meet these additional provisions.
Except as otherwise provided herein, participants must be employed by Fifth Third on the distribution date in order to earn any Performance Shares.

Long-Term Incentive Overview

Distribution
Participants shall receive a number of shares of Fifth Third Bancorp stock equal to the number of Performance Shares earned within 70 days following the end of the performance period (or, if later, the date on the which it has been determined the extent to which the Performance Goals have been met). It is expected that the Committee will certify performance for Performance Shares in February 2028. The distribution of stock shall be net of any applicable taxes that Fifth Third is required to withhold. The Plan Administrator shall reduce an appropriate portion of the Fifth Third stock otherwise distributable to a participant to satisfy the withholding liability.
Please note that at this time the IRS allows employers to withhold only a statutory minimum amount of taxes. Tax withholding rates cannot be increased.

Dividend Equivalents
The 2025 performance share grant will earn dividend equivalent payments on performance shares each time a dividend is declared (typically quarterly). The amount of the dividend equivalents earned will be determined by multiplying a participant’s number of unvested Performance Shares by the stated dividend amount. Dividend equivalents will be accrued in cash and will be paid out when the underlying Performance Shares are earned and distributed.
Until distribution, any calculated dividends will be attached to the underlying Performance Share grant and viewable on the Fidelity website. When the shares are earned and approved for distribution, all accrued cash dividends attached to the shares will be adjusted according to the percent payout achieved and then will be paid in cash, net of any applicable taxes, through Fifth Third Payroll.

Impact of Termination
Except as otherwise provided below or in the Award Agreement, if the employment or service of a participant terminates voluntarily (except for Retirement), or involuntarily with Cause, or due to engaging in Detrimental Activity, misconduct, violation of Fifth Third’s Code of Conduct or other policies and procedures in the Company’s judgment and sole discretion, after the performance period but prior to distribution date, all Performance Shares shall be forfeited and no payment shall be made with respect thereto.
Participants who terminate employment due to a reduction-in- force or a position elimination shall continue to be eligible to receive Performance Shares as set forth in Performance Shares Earned section above as if the participant remained employed through the distribution date; provided however, that following the reduction-in- force or a position elimination, participant’s Performance Shares shall not be subject to forfeiture based upon a Risk Performance Evaluation rating for any full calendar year in which participant did not work through Dec. 31.
Participants who terminate employment during the performance period due to death or Disability as defined in “Additional Information for All Types of LTI” shall earn Performance Shares determined by: multiplying the participant’s number of Performance Shares granted by the appropriate percentage payout set forth in the Performance Level grid, calculated using the most recently reported financial results (reduced as needed by the Efficiency Ratio threshold and any portion forfeited due to failure to meet ROTCE and Risk Performance Evaluation Goals).
Participants who Retire, as defined in the “Additional Information for All Types of LTI” section below, or whose employment is terminating involuntarily without Cause or voluntarily for Good Reason, shall

Long-Term Incentive Overview

continue to be eligible to receive Performance Shares as set forth in Performance Shares Earned section above as if the participant remained employed through the distribution date; provided however, that following leaving the bank, participant’s Performance Shares shall not be subject to forfeiture based upon a Risk Performance Evaluation rating for any full calendar year in which participant did not work through Dec. 31.
However, Participants who Retire, as defined in the “Additional Information” section, and who breach restrictive covenants or other provisions, shall immediately cease continued vesting and Participants shall forfeit all unvested Performance Shares and no payments shall be made with respect thereto.

2025 Restricted Stock Units
Restricted Stock Units – An Overview
A Restricted Stock Unit (RSU) granted pursuant to the Plan is a long-term incentive vehicle that gives a participant a conditional right to Fifth Third Bancorp common stock following a multi-year vesting period. The units are considered “restricted” or “conditional” until they vest.
Restricted Stock Unit Vesting (also referred to as “Distribution”)
On the anniversary of the grant date over a three-year vesting period, one-third of the Restricted Stock Unit grant will vest. On the vesting date (or, “distribution date”), one-third of the granted units convert to Fifth Third Bancorp common stock and shares are issued and registered in each participant’s name by the Bancorp. These shares are delivered to the participant’s Fidelity Brokerage Account net of any applicable taxes that Fifth Third is required to withhold. The Plan Administrator shall reduce an appropriate portion of the Fifth Third stock otherwise distributable to satisfy the withholding liability unless an election is made on Fidelity’s website to pay the tax obligations with cash available in the participant’s Fidelity brokerage account. If the cash election is chosen, there must be enough cash in the brokerage account to cover the entire tax obligation owed one full week before the vest date. Please note that at this time the IRS allows employers to withhold only statutory minimum amount of taxes. Tax withholding rates cannot be increased.
The number of RSUs that vest each year are subject to additional performance hurdles as outlined below.

Adjusted Return on Tangible Common Equity (ROTCE)
ROTCE means the adjusted return on tangible common equity of Fifth Third Bancorp. Returns are calculated as adjusted net income available to common shareholders for each of the three fiscal years during the vesting period divided by average tangible common equity (TCE). TCE is calculated as the weighted average sum of reported average Bancorp shareholder’s equity less average preferred stock, goodwill, and intangible assets, other servicing rights (excluding mortgage servicing rights) and accumulated other comprehensive income for each of the three fiscal years during the vesting periods.
Adjusted net income available to common shareholders shall be determined based upon reported financial results for each of the three fiscal years during the vesting period, adjusted for the following items if significant:
•changes in tax laws, generally accepted accounting principles, or other laws or provisions affecting reported results
•significant legal and regulatory settlements

Long-Term Incentive Overview

•asset write-downs, write-offs, dispositions, or sales resulting from a change in business strategy
•mark-to-market impacts on the Visa swap and gains associated with the redemption or sale of Visa shares
•merger-related, restructuring, early debt extinguishment, and other-than-temporary impairment charges
•gains or losses on securities
ROTCE (determined in the same manner for all award types) for Fifth Third Bancorp for the fiscal year ending immediately prior to the anniversary date of the grant must meet or exceed 2 percent. If the ROTCE threshold is not met in any one of the three years during the vesting period (2025, 2026, 2027), one-third of the RSU grants may be forfeited at the Committee discretion. In addition, the Committee has discretion to forfeit up to 100 percent of all unvested grants of any type.

Individual Annual Risk Performance Evaluation
The vesting of LTI is also subject to an individual risk management performance vesting condition. A participant’s individual Annual Risk Performance Evaluation is completed by the chief risk officer of Fifth Third Bancorp. For any fiscal year ending during the vesting period for which a Participant receives a rating less than “Achieves” on the annual Risk Performance Evaluation, the Committee has the discretion on an individual case-by-case basis to forfeit up to 100 percent of the Performance Shares, and unvested RSUs. In making its decision, the Committee will take into consideration the magnitude of the event and the accountability level of the participant.
Dividend Equivalents
Dividend equivalents will be earned each time a dividend is declared (typically quarterly). The amount of the dividend equivalents earned will be determined by multiplying a participant’s number of unvested RSUs by the stated dividend amount. The 2025 RSU grant dividend equivalents will be accrued in cash and will be paid out when the underlying RSUs are earned and distributed.
Until distribution, any calculated dividends will be attached to the underlying RSUs and viewable on the Fidelity website. When the shares are earned and approved for distribution, all accrued cash dividends attached to the shares will be paid in cash, net of any applicable taxes, through Fifth Third Payroll.
Impact of Termination
Except as otherwise provided below or in the Award Agreement, if the employment or service of a participant terminates voluntarily (except for Retirement), or involuntarily with Cause, or due to engaging in Detrimental Activity, misconduct, violation of Fifth Third’s Code of Conduct or other policies and procedures in the Company’s judgment and sole discretion, all unvested Restricted Stock Units shall be forfeited and no payment shall be made with respect thereto.
Participants who terminate employment due to a reduction-in- force or a position elimination continue to vest in Restricted Stock Units, and distribution of shares of Fifth Third Common Stock shall be made on the applicable annual vesting dates, subject to the terms of the RSU Grant Agreement, including those concerning breach of restrictive covenants.
Participants who terminate employment due to death or Disability as defined in “Additional Information for All Types of LTI”, shall immediately vest in all unvested Restricted Stock Units upon death or disability. Distribution of the shares of Fifth Third Common Stock will be made following such date.
Participants who Retire or whose employment is terminated without Cause or voluntarily for Good Reason as defined in “Additional Information for All Types of LTI”, shall continue to vest in Restricted

Long-Term Incentive Overview

Stock Units and distribution of shares of Fifth Third common stock shall be made on the applicable annual vesting dates.
However, Participants who Retire, as defined in the “Additional Information” section, and who breach restrictive covenants or other provisions, shall immediately cease continued vesting and Participants shall forfeit all unvested Restricted Stock Units and no payments shall be made with respect thereto.

Long-Term Incentive Overview

An Overview of Performance Shares and Restricted Stock Units
The following is an overview of the key characteristics of each

Feature	Performance Shares	Restricted Stock Units
Definition	A performance share is a long-term incentive compensation vehicle that vests over a multi-year period, and derives value based on an achievement of predetermined long-term performance objectives.	Restricted stock units (RSUs) are equivalent to shares of common stock that cannot be sold until the vesting restrictions lapse.
Value	The value of the performance shares will be based on the achievement of the performance goals.	The value of the unit equals the stock market’s price.
Vesting	Vesting of performance shares is three years. The performance period is Jan. 1, 2025 – Dec. 31, 2027.	Vesting of your RSUs may vary by grant. For this annual grant, restricted stock will vest 1/3 per year over three years on the anniversary date of the grant.
Grant Price	Not applicable	Not applicable
Grant Term	Not applicable	Not applicable
Dividends	You are eligible to earn dividend equivalents on your unvested performance shares.	You are eligible to earn dividend equivalents on your unvested RSUs.
Voting Rights	You do not have voting rights on your performance shares.	You do not have voting rights on your unvested RSUs.
Taxation	You are subject to tax on the market value of the award at the end of the performance period. Accumulated dividend equivalents will be subject to ordinary income tax. Taxes are reflected on your pay statements and W-2.	You are subject to tax on the market value of the award at the vesting date. Accumulated dividend equivalents will be subject to ordinary income tax. Taxes are reflected on your pay statements and W-2.
Transactions*	Upon vesting, you can: •Hold the shares. •Sell the shares. •Transfer the shares.	Upon vesting, you can: •Hold the shares. •Sell the shares. •Transfer the shares.
*Subject to insider trading restrictions, market conditions, and the stock ownership policy

Long-Term Incentive Overview

Additional Information for All Types of LTI
Grant Notification and Accepting your Award
Managers will communicate an award amount. Awards will be housed at Fidelity Investments. Once an LTI award is viewable on the Fidelity website, participants will receive a communication from Fidelity containing a link to accept the award. This email will contain instructions for navigating the Fidelity website; (www.netbenefits.fidelity.com).

Designation of a Beneficiary
Beneficiaries must be designated at Fidelity which allows a person or persons to receive any rights to which you would be entitled under the Long-Term Incentive Plan and all of the proceeds of your Fidelity brokerage account, including vested Fifth Third shares, in the event of your death.
Our ability to release awards timely to your beneficiary depends on various state laws and regulations. To assist in this process, it is imperative to designate a beneficiary on your Fidelity profile. If a participant does not establish a beneficiary, the estate shall be deemed to be the beneficiary. The process to release awards to the estate is dependent on when the estate provides adequate evidence, as applicable, to take control of the Fidelity account.
To designate a beneficiary at Fidelity, log onto your account at Fidelity.com > Customer Service > Update Your Profile > Beneficiaries. Then, complete the steps that follow.

Non-Transferability
LTI awards may not be assigned, transferred or pledged in any manner, and may be exercised only by a Participant during his or her lifetime. In the event of a participant’s death, the beneficiary (or if none, the estate) shall have the right to exercise any stock appreciation rights or sell any restricted stock held by the participant at death in accordance with Plan terms.
Retirement
For purposes of retirement eligibility calculation, Retirement means termination of employment as a Fifth Third employee by a participant who is at least 55 years of age, who also has completed five or more years of consecutive service, and for whom the combination of age and years of service is greater than or equal to 65. No partial years are considered for eligibility calculation. In addition, a break in service of any length will reset your service years.
NOTE: For the purposes of Stock Appreciation Rights granted previously; anyone meeting age 50 with five or more years of consecutive service, and for whom the combination of age and years of service is greater than or equal to 60, will be able to retain their VESTED stock appreciation rights for the full remaining term of the grant.

Long-Term Incentive Overview

Impact of Awards on Other Terms and Conditions of Employment
The granting of an award is at the sole discretion of Fifth Third. Fifth Third is not obligated to make any award or permit any award to be made in the future. Nothing in these awards constitutes an obligation or guarantee with respect to the value of any award. By accepting a grant agreement, you will be accepting and entering into the Confidential Information and Non- Solicitation Agreement attached to your grant agreement. Please be sure to read and understand this agreement prior to accepting your award.

Finding the Plans
A general description of the tax effect of this award is included in the prospectus for Fifth Third’s equity compensation plans. You can locate the 2024 Incentive Compensation Plan and the 2024 Incentive Compensation Plan Prospectus by logging on to your Fidelity account at www.netbenefits.fidelity.com.
Defined Terms

Whenever used in the LTI Plan Overview, the following capitalized terms shall have the meanings set forth below:

“Cause” means any of the following as determined by the Company:
•The Participant has committed a felony or an intentional act of gross misconduct, moral turpitude, fraud, embezzlement or theft;

•The Company or any subsidiary has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Participant’s employment, and such order or directive has not been vacated or reversed upon appeal; or

•After being notified in writing by the Company to cease any particular Competitive Activity (as defined in the CIC Severance Plan), the Participant continues such Competitive Activity and the Company has determined that such act is materially harmful to the Company and/or any affiliate.

“Detrimental Activity” means any of the following as determined by the Company:

•Any activity that, in the Company’s judgment and sole discretion, causes, or could reasonably be expected to cause, harm to the Company’s performance or reputation. Examples of conduct that could rise to the level of “Detrimental Activity” include but are not limited to significant violation of Company policy and significant poor performance that continues after warning of such performance.

Long-Term Incentive Overview

“Good Reason” means the occurrence of any one or more of the following without the Participant’s written consent:

•a material diminution in the Participant’s authority, duties or responsibilities (other than those which occur in connection with the Company’s succession planning, as determined by the Company in its sole discretion), provided that in no event shall the fact of a Participant ceasing to serve on the Enterprise Committee in and of itself constitute Good Reason;
•a material diminution by the Company in the Participant’s base compensation;
•a material (at least 50 miles) change in the geographic location in which the executive must perform services; or
•any other action or inaction that constitutes a material breach by the Company of the Plan.

“Disability” means totally and permanently disabled as from time to time defined under the Long-Term Disability Plan of the Company or a Subsidiary applicable to Employee, or in the case where there is no applicable plan, permanent and total disability as defined in Section 22€(3) of the Code (or any successor Section); provided, however, that to the extent an amount payable under this Plan which constitutes deferred compensation subject to Section 409A the Code would become payable upon Disability. “Disability” for purposes of such payment shall not be deemed to have occurred unless the disability also satisfies the requirements of Treasury Regulation Section 1.409A-3.

“Retire” or “Retirement” means separation from service as an Employee, Director or Consultant for any reason (other than Death, Disability, Involuntary without Cause, or under circumstances determined by the Company or a Subsidiary to constitute cause) on or after attaining the age and/ or a combination of age and years of service with the Company and/or Subsidiary, if any, provided by the Committee in the applicable Award Agreement or any amendment or modification thereof as constituting “Retirement” for purposes of such Award. Additional information on age requirements is described in the Retirement section above.

Stock Ownership Guidelines

Stock ownership guidelines for Executives are referenced below:

Executive Level	Multiple of Base Salary
CEO (Pay Band A)	6x
Enterprise Section 16 Executives (Pay Band B)	3x
Other Section 16 Officers (Pay Band C)	2x

Executives designated as Section 16 officers are required to retain 75% of net, after tax shares received from stock appreciation right exercises and restricted stock unit and performance share award vestings until the minimum ownership guidelines are met. Once these guidelines are met, Executives must retain 25% of net, after tax shares until two times their guidelines are met.

Long-Term Incentive Overview

Please note that all shares obtained from awards made under any one of Fifth Third’s Incentive Compensation Plans apply to this requirement, regardless of when an individual became an executive or Section 16 officer.
Ownership will include shares owned individually and by immediate family members, restricted stock not yet vested, and shares purchased through the employee stock purchase plan.
Executives have up to five years to achieve the share ownership requirements highlighted above.
Section 16 executive officers are prohibited from engaging in speculative trading or hedging strategies with respect to Fifth Third Bancorp securities. Any hedged shares for non-Section 16 officers are excluded from the calculation of ownership levels when analyzing progress towards meeting the stock ownership guidelines.

Note: All compensation plans, including the Variable Compensation Plan, are automatically amended as necessary to comply with requirements and/ or limitations under the American Recovery and Reinvestment Act, or any other laws, rules, regulations, or regulatory agreements up to and including revocation on the award. The 2024 Incentive Compensation Plan, approved by shareholders on April 16, 2024, governs awards. This material is an overview for your reference. Any bonus, commission, or other compensation, including but not limited to payments made under the Fifth Third Bancorp 2024 Incentive Compensation Plan received is subject to recovery, or “claw back” by the Company for a period of 3 years (or such longer period as may be required by law), as set forth in the Compensation Clawback and Disclosure Policy and the 2024 Incentive Compensation Plan.